Exhibit 1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) promulgated under the Securities Exchange Act of 1934, as amended, we, the signatories of the statement on schedule 13D to which this joint filing agreement is attached, hereby agree that such statement is, and any amendments thereto filed by any of us will be, filed on behalf of each of us.

/ s /	Richard T. Niner
Richard T. Niner

/ s /	Pamela S. Niner
Pamela S. Niner

/ s /	Andrew S. Niner
Andrew S. Niner

/ s /	Kathryn S. Niner
Kathryn S. Niner

THE NINER FOUNDATION, INC.

/ s /	Richard T. Niner
Richard T. Niner, Director